CallidusCloud Acquires UK-Based Clicktools, Adds Enterprise Survey and CRM Integration Capability to the Award-Winning Lead To Money Suite.

Pleasanton, CALIF. - September 16, 2014 - Callidus Software Inc. (NASDAQ:CALD), a global leader in cloud-based sales, marketing and learning solutions, announced today the acquisition of Clicktools, a leading cloud enterprise B2B survey provider.

“Clicktools enhances our Lead To Money suite in both the Marketing and Sales Commissions areas. Customer surveys are an important lead source whilst post-sales surveys are increasingly linked to incentives and commissions,” said Leslie Stretch president and CEO of CallidusCloud. “Clicktools adds approximately 500 customers across multiple industries throughout the USA and EMEA. The Clicktools team brings substantial know how in the B2B survey space and deep knowledge of CRM integration. This move also broadens our footprint in EMEA as we look to increase our international presence.“

“We are excited to join forces with a cloud leader,” said David Jackson co-founder and CEO of Clicktools. “CallidusCloud’s Lead To Money proposition is compelling. The ability to add our Enterprise survey capability is an important innovation that greatly enhances the Lead To Money suite as well as the incentive commissions platform. We believe that a survey capability is one of the most requested solutions by todays’ small, medium and large enterprises. In addition we bring key integration technology that allows customers to easily move data to and from CRM and Marketing automation platforms.”

Deal Highlights

•	Clicktools was acquired for approximately $14 million net of cash and accounts receivable assumed on the balance sheet.

•	Clicktools is expected to add $600 - $700 thousand of recurring revenue in Q4 and approximately $1 million of recurring revenue per quarter in 2015.

•	Clicktools brings approximately 500 unique new customers in EMEA and the USA.

•	Clicktools is the creator of a SaaS-based enterprise survey management platform and an easy to use rapid data integration solution for CRM, Marketing Automation and Salesforce Automation platforms.

•	Clicktools adds approximately 40 staff in sales, service and product development.

•	Enterprise feedback and survey solutions is a multi-billion dollar market.

A detailed FAQ on the acquisition is available at www.calliduscloud.com/

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About CallidusCloud
Callidus Software Inc. (NASDAQ:CALD), doing business as CallidusCloud®, is the leading provider of sales and marketing effectiveness software. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation - driving bigger deals, faster. Leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.
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